EXHIBIT 99.1
FirstCash Reports Record Third Quarter Operating Results;
Revenues and Earnings from Pawn Segments Grow 28%;
Declares 10% Increase in Quarterly Cash Dividend
____________________________________________________________

Fort Worth, Texas (October 22, 2026) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of more than 3,300 retail pawn stores, today announced record revenue and earnings results for the three and nine month periods ended September 30, 2026. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.46 per share, an increase of 10% over the previous quarterly dividend, which will be paid in November 2026. In addition, during the third quarter of 2026, the Company repurchased $123 million of common stock, bringing the total year-to-date share repurchases to $250 million.

Mr. Rick Wessel, chief executive officer, stated, “FirstCash delivered another outstanding quarter of operating results, with third quarter pawn revenue growth of 28%. Pawn demand remains exceptionally strong with a record $908 million in pawn receivables and all geographic segments posting double-digit increases in both same-store pawn receivables and pawn fees. Our merchandise sales channels were also robust, evidenced by continued strength in sales growth, margins and inventory turnover metrics.

“We are also pleased to announce that 14 pawn stores were added during the quarter, bringing year-to-date additions to a total of 42 locations across four countries. As we enter the fourth quarter, with the added stores, strong pawn books and appropriate inventory levels, we believe we are well-positioned to close out another record year of operating results.

“FirstCash has set new records for revenue and earnings in each quarter this year. For the trailing twelve months, revenues are now $4.3 billion, net income totals $406 million and adjusted EBITDA totals $835 million. The impressive earnings growth continues to drive increased operating cash flows as well, providing ample capacity for shareholder returns through stock repurchases and cash dividends. More importantly, we remain committed to expanding our industry-leading global footprint through accretive pawnshop acquisitions and new store openings in each geographic segment,” concluded Mr. Wessel.

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash income and expenses, that are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended September 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2026	2025	2026	2025
Revenue	$1,101,167	$935,579	$1,101,167	$935,579
Net income	$101,152	$82,807	$116,181	$100,633
Diluted earnings per share	$2.33	$1.86	$2.68	$2.26
EBITDA (non-GAAP measure)	$208,194	$172,821	$213,008	$180,554
Weighted-average diluted shares	43,335	44,472	43,335	44,472

	Nine Months Ended September 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2026	2025	2026	2025
Revenue	$3,227,506	$2,602,624	$3,227,506	$2,602,624
Net income	$302,321	$226,203	$345,343	$273,032
Diluted earnings per share	$6.89	$5.07	$7.87	$6.12
EBITDA (non-GAAP measure)	$613,866	$468,535	$625,070	$488,563
Weighted-average diluted shares	43,870	44,603	43,870	44,603

Consolidated Operating Highlights
•Diluted earnings per share for the third quarter increased 25% over the prior-year quarter on a GAAP basis while adjusted diluted earnings per share increased 19% compared to the prior-year quarter.
•Year-to-date diluted earnings per share increased 36% over the prior-year period on a GAAP basis and adjusted diluted earnings per share increased 29% compared to the prior-year period.
•Net income for the third quarter totaled $101 million, a 22% increase over the prior-year quarter on a GAAP basis, while adjusted net income increased 15% compared to the prior-year quarter.
•Year-to-date net income totaled $302 million, a 34% increase over the prior-year period on a GAAP basis, while adjusted net income increased 26% compared to the prior-year period.
•Adjusted EBITDA (a non-GAAP measure) for the third quarter was $213 million, an 18% increase over the prior-year quarter. On a year-to-date basis, adjusted EBITDA increased 28% compared to the prior-year period.
•Consolidated revenue totaled $1.1 billion for the quarter and $3.2 billion year-to-date. Total revenue for the third quarter increased 18% over the prior-year quarter and net revenue (gross profit) increased 15% compared to the prior-year quarter. Year-to-date, both revenue and net revenue increased 24% over the prior-year period.
•Revenues and segment income from the Company’s pawn segments both increased 28% in the third quarter over last year. Year-to-date revenues from the Company’s pawn segments increased 37% while pawn segment income increased 47% over the same prior-year period.
•Consolidated assets at September 30, 2026 totaled a record $5.6 billion, including record pawn receivables of $908 million. This compares to assets of $5.2 billion and pawn receivables of $788 million a year ago.
•For the trailing twelve month period ended September 30, 2026, the Company reported:
◦Revenues of $4.3 billion
◦Net income of $406 million on a GAAP basis and adjusted net income of $462 million
◦Adjusted EBITDA of $835 million
◦Operating cash flows of $679 million and adjusted free cash flows (a non-GAAP measure) of $393 million

Growth Platforms
•During the third quarter, the Company added 14 retail pawn locations:
◦Four acquired stores (three in the U.S. and one in the U.K.)
◦Ten de novo store openings (six in Latin America, two in the U.S. and two in the U.K.)
•Year-to-date, a total of 42 stores have been added through acquisitions and new store openings while over the past twelve months, 70 total stores have been added.
•As of September 30, 2026, the Company had 3,352 locations, comprised of 1,215 U.S. locations, 1,839 locations in Latin America and 298 U.K. locations.
•Ramsdens acquisition update:
◦During the third quarter of 2026, both the Ramsdens’ shareholders and the U.K. financial regulator (Financial Conduct Authority) approved the previously announced acquisition.
◦The Company continues to target for the transaction to close by the end of 2026, pending receipt of the required anti-trust approval and satisfaction of other customary closing conditions.
◦Upon satisfaction of all required closing conditions, the addition of Ramsdens would add over 175 U.K. locations and increase the Company’s store base to more than 3,500 locations.
•The Company’s real estate portfolio of owned pawn locations now totals 480 properties, of which 14 were acquired in the third quarter, bringing the number of real estate locations acquired year-to-date to 37. The Company believes these are strategic investments that protect valuable store locations and reduce future operating expenses. Most of the owned properties are in the U.S. and now represent 39% of the total U.S. store base.
•American First Finance (“AFF”) had approximately 17,000 active retail and e-commerce point-of-sale merchant partner locations at September 30, 2026, representing an 8% increase compared to a year ago.

U.S. Pawn Segment Operating Results
•Total segment revenue increased 18% in both the third quarter and year-to-date periods, reflecting especially strong same-store revenue growth coupled with contributions from late 2025 acquisitions.
•Segment pre-tax operating income increased 19% compared to the prior-year quarter. The resulting segment pre-tax operating margin was 26% for the third quarter of 2026, which equaled the prior-year quarter. Year-to-date segment pre-tax operating income increased 25% compared to the prior-year period. The resulting year-to-date segment pre-tax operating margin increased to 27% compared to 25% in the comparable prior-year period.
•Pawn receivables increased 14% in total at September 30, 2026 compared to last year. Same-store pawn receivables increased 12%, 25% on a two-year stacked basis and 35% on a three-year stacked basis. This represented the thirteenth consecutive quarter of double-digit same-store receivables growth.
•Pawn loan fees increased 12% in the third quarter while retail merchandise sales increased 10%, both compared to the prior-year quarter. On a same-store basis, pawn fees increased 11% and retail sales increased 7%.
•Retail sales margins were 42% for the third quarter of 2026 versus 43% in the third quarter of 2025. Inventories aged greater than one year at September 30, 2026 remained low at 1.6% of total inventories, which excludes aged inventories from six recently acquired stores, improving from 1.9% at September 30, 2025.

Latin America Pawn Segment Operating Results
Note: Certain growth rates below are calculated on a constant or local currency basis, a non-GAAP financial measure defined at the end of this release. The average U.S. dollar to Mexican peso exchange rate for the third quarter of 2026 was 17.2 pesos per U.S. dollar, a favorable change of 8% versus the comparable prior-year period, and for the nine month period ended September 30, 2026 was 17.4 pesos per U.S. dollar, a favorable change of 11% versus the prior-year period.
•Total segment revenue in the third quarter of 2026 increased 35% on a U.S. dollar basis and 27% on a constant currency basis compared to the prior-year quarter. Year-to-date, segment revenue increased 39% on a U.S. dollar basis compared to the prior-year period and increased 26% on a local currency basis.
•Third quarter segment pre-tax operating income increased 37% on a U.S. dollar basis compared to last year and increased 35% on a local currency basis. Year-to-date, segment pre-tax operating income increased 45% on a U.S. dollar basis compared to the prior-year period and increased 39% on a local currency basis.
•Pawn receivables, both in total and on a same-store basis, as of September 30, 2026, increased 19% on a U.S. dollar basis while increasing 15% on a constant currency basis compared to the prior year. Two-year stacked same-store receivable growth increased 44% in total and 33% on a currency adjusted basis. This represents the eighth consecutive quarter of double-digit same-store receivables growth and the fifth consecutive quarter of 15% or greater same-store receivables growth.
•Total and same-store pawn loan fees in the third quarter increased 24% on a U.S. dollar basis and 15% on a constant currency basis compared to the prior-year quarter.
•Total and same-store retail merchandise sales in the third quarter increased 24% and 25%, respectively, on a U.S. dollar basis compared to the prior-year quarter. On a constant currency basis, both total and same-store retail merchandise sales increased 16% in the third quarter compared to the prior-year quarter.
•Retail sales margins were 35% in the third quarter of 2026 versus 36% in the third quarter of 2025. Inventories aged greater than one year at September 30, 2026 remained low, improving to 1.3% compared to 1.4% at September 30, 2025.

U.K. Pawn Segment Operating Results
•Total revenues in the third quarter were $99 million, with strong growth over the prior-year quarter (partially pre-acquisition) in both pawn fees and merchandise sales.
•Segment pre-tax operating income for the third quarter of 2026 was $29 million, resulting in a segment pre-tax operating margin of 29%. Year-to-date segment pre-tax operating income was $102 million, resulting in a segment pre-tax operating margin of 34%.
•Pawn receivables at September 30, 2026 totaled $215 million, an increase of 14% on a U.S. dollar basis. On a local currency basis, total pawn receivables increased 15% and same-store pawn receivables increased 14% compared to a year ago.

American First Finance (AFF) - Retail POS Payment Solutions Segment Operating Results
•Third quarter segment pre-tax operating income totaled $33 million. This represented a sequential increase over the second quarter of 2026 but a decrease compared to the third quarter of 2025, due primarily to the loss of earnings from previously reported merchant partner bankruptcies. Year-to-date segment pre-tax operating income totaled $88 million.
•Gross transaction volume of lease and loan originations during the third quarter decreased 15% compared to the prior-year quarter, due primarily to continued weakness in the furniture industry coupled with an increased strategic focus on merchant quality. For the year-to-date period, overall gross transaction volume decreased 9% over the prior-year period.
•Net revenues in the third quarter decreased 20% compared to the prior-year quarter, while year-to-date net revenues decreased 24% compared to the prior-year period.
•The third quarter combined average monthly net charge-off rate for lease and finance products was 5.6%, an improvement over 5.8% in the prior-year quarter.

Cash Flow and Liquidity
•Driven by contributions from each of the Company’s four business segments, consolidated operating cash flows for the twelve month period ended September 30, 2026 totaled $679 million which represents an increase of 18% compared to the same prior-year period.
•Adjusted free cash flows, which include net fundings/repayments of pawn loans and finance receivables, totaled $393 million for the twelve month period ended September 30, 2026, an increase of 27% compared to the same prior-year period.
•The operating cash flows helped fund significant growth in earning assets, continued investments in the pawn store platform, real estate and shareholder returns over the past twelve months:
◦Existing-store pawn earning assets (pawn receivables and inventories) increased $235 million compared to last year.
◦A total of 29 pawn stores were acquired for a combined purchase price of $89 million.
◦41 de novo pawn stores were opened with a combined investment of approximately $18 million in fixed assets and working capital.
◦Strategic real estate purchases for the underlying real estate at 47 existing pawn stores totaled $87 million, bringing the number of Company-owned properties to 480.
◦Shareholder returns, comprised of stock repurchases and cash dividends, totaled $349 million.
•In August 2026, the Company amended the terms of its long-term, unsecured bank credit agreement to increase the size of the facility from $700 million to $1.055 billion and extend its maturity date from August 2029 to August 2031. The amendment also modified other key terms, the most significant of which allows for a net debt leverage ratio of up to 3.5 times adjusted EBITDA. The amended agreement also reduces the unused fee under the facility and provides for direct borrowings in British pounds sterling of up to a $500 million U.S. dollar equivalent.
•Based on trailing twelve month actual results, the Company’s net debt to adjusted EBITDA ratio was 2.7x at September 30, 2026. Including the estimated pro forma EBITDA contributions from acquisitions and other lender-permitted adjustments over the past twelve months, the ratio of net debt to adjusted EBITDA at September 30, 2026 was 2.6x, an improvement compared to the same ratio of 2.9x at September 30, 2025, following the acquisition of H&T.

Shareholder Returns
•The Board of Directors declared a $0.46 per share fourth quarter cash dividend, which will be paid on November 24, 2026 to stockholders of record as of November 13, 2026. This represents a 10% increase over the previous quarterly dividend.
•On an annualized basis, the dividend is now $1.84 per share, representing an increase of 10% over the previous annualized dividend of $1.68 per share. Any future dividends are subject to approval by the Company’s Board of Directors.

•The Company repurchased 592,000 shares of common stock during the third quarter of 2026 at an average price of $208.64 per share for a total cost of $123 million. Year-to-date, the Company repurchased 1,210,000 shares of common stock at an average price of $206.66 per share for a total cost of $250 million. The Company has $50 million remaining on the share repurchase program authorized in July 2026. Future share repurchases are subject to expected liquidity, acquisition and other investment opportunities, debt covenant restrictions, market conditions and other relevant factors.
•Over the past twelve months, the Company has repurchased 1,367,000 shares of common stock at an average price of $201.49 per share for a total cost of $275 million and paid out $74 million in cash dividends, representing a payout ratio of 86% of net income over the same period.
•The Company generated an 18% return on equity and an 8% return on assets for the twelve months ended September 30, 2026. Using adjusted net income for the twelve months ended September 30, 2026, the adjusted return on equity was 20% while the adjusted return on assets was 9%.

2026 Outlook
The Company’s outlook for the remainder of 2026 continues to be highly positive with continued double-digit revenue growth and operating margin expansion expected from pawn operations in the fourth quarter. The estimates provided below do not include revenue and earnings contributions from any potential fourth quarter acquisitions.
Pawn Operations:
Pawn operations remain the primary earnings driver as the Company expects the combined U.S., Latin America and U.K. pawn segments to be approximately 90% of total net revenue and segment level pre-tax income for 2026.
U.S. Pawn
•While the Company will begin to lap several larger domestic acquisitions made in the fourth quarter of 2025, it continues to expect a low-double-digit growth rate in pawn receivables and fees in the fourth quarter and retail sales growth of approximately 8% to 10% for the quarter. Store operating expenses are projected to grow in a mid-single-digit range in the fourth quarter of 2026.
Latin America Pawn
•The current exchange rate for the Mexican peso is equal to the prior year rate of approximately 18.3 to 1, making fourth quarter guidance in U.S. dollars and constant currency essentially equivalent.
•For the fourth quarter of 2026, assuming the current exchange rate, the Company expects low- to mid-teens growth in pawn receivables and fees, with slightly higher expected growth in retail sales. Driven by greater store counts and compensation costs, operating expenses are expected to increase 10% to 12%.
U.K. Pawn
•Pawn receivables and fees for the fourth quarter are expected to grow at a mid- to high-single-digit range versus the prior year, while retail sales gross profit is expected to increase in a low-double-digit range. Operating expenses are expected to increase approximately 10% driven in part by new store additions in 2026.
Retail POS Payment Solutions (AFF) Operations:
•Given continued softness in furniture and other discretionary, large-ticket retail sales, gross transaction volumes for lease and loan originations for the fourth quarter of 2026 are forecast to decrease in the mid-teens percentage range compared to the fourth quarter of 2025, which is consistent with the implied prior guidance.
•Net revenue (after depreciation of leased merchandise and lease and loan loss provisioning) is expected to decrease 15% to 20% for the fourth quarter, reflecting reduced origination activity over the past year. Operating expenses in the fourth quarter are expected to remain at a run rate similar to the third quarter.

Other Expenses and Tax Rates:
•Corporate administrative expenses for the fourth quarter of 2026 are expected to remain at a run rate which is similar to the first three quarters of 2026, while interest expense for the fourth quarter of 2026 is expected to increase approximately 5% over the prior-year quarter assuming current interest rates.
•The full year 2026 consolidated effective income tax rate is expected to range from 26% to 27% of income before income taxes.

Additional Commentary and Analysis

Mr. Wessel further commented on FirstCash’s third quarter results and outlook for the remainder of 2026, “The demand for pawn lending and deep-value retailing remains strong given the continued inflationary environment. We believe our customers see tremendous value in each of our core products and services, whether through a small non-recourse loan, easily and safely selling an unneeded personal item or shopping at a value-oriented retailer that also offers an interest-free layaway program.

“The strength in our pawn operations continues to be evidenced by the record third quarter and year-to-date revenue and earnings results. Third quarter pawn receivables remained at record levels in each segment, both in total and on a per-store basis, and we expect continued demand strength in the fourth quarter. Retail sales growth for the quarter was impressive as well, with consolidated double-digit same-store comps and margins at or above targeted levels. We also believe that we are well-positioned for the holiday season with a solid book of layaway deposits and appropriate levels of fresh, value-priced inventory.

“We are pleased to have added 14 pawn locations this quarter and 42 stores year-to-date, demonstrating our continued focus on platform growth, and we continue to see significant additional opportunities to further grow our store base. While primarily focused on completing the Ramsdens acquisition in the U.K., there is a strong pipeline of other potential acquisition opportunities in various stages of evaluation and diligence across multiple geographic regions.

“In parallel with the growth of the core pawn business, we also remain focused on execution fundamentals and operating efficiencies. Most notably this year, we completed the rollout of our FirstPawn point-of-sale and loan management system across all H&T stores and its jewelry processing center. We expect the FirstPawn system will further optimize their pawn and merchandise conversion cycles, which should improve customer service, pawn yields, inventory turns and retail margins while enabling further revenue and operating synergies.

“Shareholder returns remain a priority as well and we are pleased to announce a 10% increase in the quarterly cash dividend to $0.46 per share, payable in November. Combined with $123 million of share repurchases in the third quarter and $250 million year-to-date, this further underscores our commitment to returning excess cash to shareholders while still funding organic growth, strategic acquisitions and real estate purchases.

“During the third quarter, FirstCash also expanded and extended its revolving unsecured credit facility. Strong demand from both new and existing bank partners allowed us to increase total commitments from $700 million to over $1 billion, providing substantial committed capital through August 2031 to support continued growth in both our U.S. and international operations in addition to shareholder returns through dividends and buybacks.

“In summary, we remain focused on disciplined execution across all three pawn geographies and selective, accretive growth driven by the strong acquisition pipeline we are seeing in all markets. We believe the combination of strong operating cash flow, a strengthened balance sheet and a favorable demand backdrop positions us well for continued revenue and earnings growth into 2027,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores focused on serving cash and credit-constrained consumers. FirstCash operates more than 3,300 pawn stores in the U.S., Latin America and the U.K. Most of the stores buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property. FirstCash’s pawn operations account for approximately 90% of net revenue, with the remainder provided by its wholly owned subsidiary, AFF, a leading provider of customer payment solutions at the point-of-sale for retailers of consumer goods and services.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com, http://www.americanfirstfinance.com and http://www.handt.co.uk.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”), including the Company’s outlook for 2026 and the Company’s previously announced Ramsdens acquisition. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations, outlook and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors and risks may include, without limitation, risks related to the extensive regulatory environment in which the Company operates, including uncertainty involving the present regulatory environment in the jurisdictions in which the Company operates; risks associated with the legal and regulatory proceedings that the Company is a party to or may become a party to in the future; risks related to the Company’s acquisitions, including the failure of the Company’s acquisitions to deliver the estimated value and benefits expected by the Company and the ability of the Company to continue to identify and consummate acquisitions on favorable terms, if at all, and the ability of the Company to successfully integrate such acquisitions; risks related to the acquisition of Ramsdens, in particular, the ability to obtain the necessary anti-trust approval and to satisfy the other customary closing conditions in the expected timeframe, if at all, and the ability to achieve the anticipated benefits from the acquisition of Ramsdens on the anticipated timeline, if at all; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own (“LTO”) and retail finance products; labor shortages and increased labor costs; a deterioration in the economic conditions in the United States, Latin America and the United Kingdom, including as a result of geopolitical conflicts, inflation, elevated interest rates, increased energy costs and trade policy, which potentially could have an impact on discretionary consumer spending and demand for the Company’s products; currency fluctuations, primarily involving the Mexican peso and British pound sterling; competition the Company faces from other retailers and providers of retail payment solutions; the ability of the Company to successfully execute on its business strategies; risks related to the Company’s ability to prevent cyber attacks, other cybersecurity incidents, security breaches or other disruptions to its information technology systems; risks related to the Company’s ability to develop, operate and adapt its information technology infrastructure suitable for the nature of its business and to successfully transition acquired businesses to its information technology platform; risks related to the Company’s ability to keep pace with the adoption of generative artificial intelligence and other machine learning technologies to remain competitive; risks related to the contraction in sales activity or store closures at merchant partners of the Company’s retail point-of-sale (“POS”) payment solutions business; the ability of the Company’s retail POS payment solutions business to continue to grow its base of merchant partners; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part I, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenue:
Retail merchandise sales	$480,981	$410,968	$1,417,078	$1,167,149
Pawn loan fees	267,290	221,088	792,429	603,781
Leased merchandise income	103,057	132,540	348,743	429,242
Interest and fees on retail finance products	73,749	81,683	222,046	231,171
Wholesale scrap jewelry sales	172,541	86,710	437,154	168,691
Other revenue	3,549	2,590	10,056	2,590
Total revenue	1,101,167	935,579	3,227,506	2,602,624

Cost of revenue:
Cost of retail merchandise sold	294,274	248,723	857,942	703,173
Depreciation of leased merchandise	63,113	76,028	215,822	243,119
Provision for lease losses	17,021	27,920	71,204	88,025
Provision for loan losses	40,790	40,347	123,564	118,468
Cost of wholesale scrap jewelry sold	140,159	68,220	335,955	138,479
Other cost of revenue	267	634	1,425	634
Total cost of revenue	555,624	461,872	1,605,912	1,291,898

Net revenue	545,543	473,707	1,621,594	1,310,726

Expenses and other income:
Operating expenses	269,106	236,528	806,273	673,607
Administrative expenses	66,723	58,845	199,326	166,631
Depreciation and amortization	32,283	29,034	96,239	80,400
Interest expense	37,678	32,216	107,908	86,024
Interest income	(434)	(908)	(1,078)	(2,664)
(Gain) loss on foreign exchange	(435)	(219)	201	(1,504)
Merger and acquisition expenses	3,760	9,472	10,983	12,711
Other income, net	(1,805)	(3,740)	(9,055)	(9,254)
Total expenses and other income	406,876	361,228	1,210,797	1,005,951

Income before income taxes	138,667	112,479	410,797	304,775

Provision for income taxes	37,515	29,672	108,476	78,572

Net income	$101,152	$82,807	$302,321	$226,203

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,		December 31,
	2026	2025	2025
ASSETS
Cash and cash equivalents	$203,159	$130,240	$125,197
Accounts receivable, net	122,476	115,850	115,854
Pawn loans	907,670	788,130	831,497
Finance receivables, net	124,115	153,134	150,274
Inventories	598,551	456,273	487,232
Leased merchandise, net	74,705	99,725	114,283
Prepaid expenses and other current assets	36,360	49,008	32,131
Total current assets	2,067,036	1,792,360	1,856,468

Property and equipment, net	883,675	786,389	808,050
Operating lease right of use asset	366,097	371,311	365,621
Goodwill	2,035,199	1,970,358	2,023,426
Intangible assets, net	185,351	246,722	231,140
Other assets	12,549	9,775	9,796
Deferred tax assets, net	9,266	5,401	6,262
Total assets	$5,559,173	$5,182,316	$5,300,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$222,801	$163,412	$212,615
Customer deposits and prepayments	95,792	84,520	83,908
Lease liability, current	111,201	111,327	111,291
Total current liabilities	429,794	359,259	407,814

Revolving unsecured credit facility	169,000	575,000	559,000
Other long-term debt	2,278,072	1,638,106	1,649,434
Deferred tax liabilities, net	159,590	155,295	158,819
Lease liability, non-current	249,386	255,010	248,934
Total liabilities	3,285,842	2,982,670	3,024,001

Stockholders’ equity:
Common stock	575	575	575
Additional paid-in capital	1,766,506	1,766,282	1,771,379
Retained earnings	1,917,822	1,584,851	1,670,583
Accumulated other comprehensive loss	(67,890)	(76,766)	(64,835)
Common stock held in treasury, at cost	(1,343,682)	(1,075,296)	(1,100,940)
Total stockholders’ equity	2,273,331	2,199,646	2,276,762
Total liabilities and stockholders’ equity	$5,559,173	$5,182,316	$5,300,763

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited)

The Company organizes its operations into four reportable segments as follows:

•United States pawn (“U.S. pawn”)
•Latin America pawn (“LatAm pawn”)
•United Kingdom pawn (“U.K. pawn”)
•Retail POS payment solutions (American First Finance or “AFF”)

Operating expenses of the three pawn segments include salary and benefit expenses of store-level employees, occupancy costs, bank and other treasury fees, security, insurance, utilities, supplies and other costs incurred by the pawn stores. Operating expenses of the AFF segment include salary and benefit expenses of operations-focused departments, payment processing charges, data analytics and decisioning costs, information technology costs, advertising costs and other operational costs incurred by AFF.

Corporate expenses and income, which include administrative expenses, corporate depreciation and amortization, interest expense, interest income, (gain) loss on foreign exchange, merger and acquisition expenses, and other income, net, are presented on a consolidated basis and are not allocated between the segments. Intersegment transactions related to AFF’s LTO payment solution product offered in U.S. pawn stores are eliminated from consolidated totals.

The Company completed the acquisition of H&T, the leading pawn operator in the United Kingdom, on August 14, 2025, the date the balance sheet and operating results of H&T, as reported in the U.K. pawn segment, were included in the Company’s consolidated financial results.

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited, in thousands)

	Three Months Ended September 30, 2026
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$278,937	$179,935	$22,527	$—	$(418)	$480,981
Pawn loan fees	155,939	83,103	28,248	—	—	267,290
Leased merchandise income	—	—	—	103,057	—	103,057
Interest and fees on retail finance products	—	—	—	73,749	—	73,749
Wholesale scrap jewelry sales	79,827	47,668	45,046	—	—	172,541
Other revenue	—	—	3,549	—	—	3,549
Total revenue	514,703	310,706	99,370	176,806	(418)	1,101,167
Cost of revenue:
Cost of retail merchandise sold	162,007	117,341	15,161	—	(235)	294,274
Depreciation of leased merchandise	—	—	—	63,256	(143)	63,113
Provision for lease losses	—	—	—	17,015	6	17,021
Provision for loan losses	—	—	—	40,790	—	40,790
Cost of wholesale scrap jewelry sold	67,572	39,884	32,703	—	—	140,159
Other cost of revenue	—	—	267	—	—	267
Total cost of revenue	229,579	157,225	48,131	121,061	(372)	555,624
Net revenue	285,124	153,481	51,239	55,745	(46)	545,543
Segment expenses:
Operating expenses	142,399	84,341	20,529	21,837	—	269,106
Depreciation	9,437	4,568	1,510	749	—	16,264
Total segment expenses	151,836	88,909	22,039	22,586	—	285,370
Segment pre-tax operating income	$133,288	$64,572	$29,200	$33,159	$(46)	$260,173

	Three Months Ended September 30, 2025
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$252,963	$144,644	$14,066	$—	$(705)	$410,968
Pawn loan fees	138,867	67,199	15,022	—	—	221,088
Leased merchandise income	—	—	—	132,540	—	132,540
Interest and fees on retail finance products	—	—	—	81,683	—	81,683
Wholesale scrap jewelry sales	45,607	17,831	23,272	—	—	86,710
Other revenue	—	—	2,590	—	—	2,590
Total revenue	437,437	229,674	54,950	214,223	(705)	935,579
Cost of revenue:
Cost of retail merchandise sold	145,411	92,931	10,755	—	(374)	248,723
Depreciation of leased merchandise	—	—	—	76,253	(225)	76,028
Provision for lease losses	—	—	—	28,005	(85)	27,920
Provision for loan losses	—	—	—	40,347	—	40,347
Cost of wholesale scrap jewelry sold	38,520	15,000	14,700	—	—	68,220
Other cost of revenue	—	—	634	—	—	634
Total cost of revenue	183,931	107,931	26,089	144,605	(684)	461,872
Net revenue	253,506	121,743	28,861	69,618	(21)	473,707
Segment expenses:
Operating expenses	133,024	70,327	10,225	22,952	—	236,528
Depreciation	8,464	4,443	742	687	—	14,336
Total segment expenses	141,488	74,770	10,967	23,639	—	250,864
Segment pre-tax operating income	$112,018	$46,973	$17,894	$45,979	$(21)	$222,843

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited, in thousands)

	Nine Months Ended September 30, 2026
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$838,442	$514,092	$65,839	$—	$(1,295)	$1,417,078
Pawn loan fees	463,809	239,321	89,299	—	—	792,429
Leased merchandise income	—	—	—	348,743	—	348,743
Interest and fees on retail finance products	—	—	—	222,046	—	222,046
Wholesale scrap jewelry sales	199,530	106,454	131,170	—	—	437,154
Other revenue	—	—	10,056	—	—	10,056
Total revenue	1,501,781	859,867	296,364	570,789	(1,295)	3,227,506
Cost of revenue:
Cost of retail merchandise sold	477,416	335,170	46,047	—	(691)	857,942
Depreciation of leased merchandise	—	—	—	216,309	(487)	215,822
Provision for lease losses	—	—	—	71,462	(258)	71,204
Provision for loan losses	—	—	—	123,564	—	123,564
Cost of wholesale scrap jewelry sold	164,631	89,691	81,633	—	—	335,955
Other cost of revenue	—	—	1,425	—	—	1,425
Total cost of revenue	642,047	424,861	129,105	411,335	(1,436)	1,605,912
Net revenue	859,734	435,006	167,259	159,454	141	1,621,594
Segment expenses:
Operating expenses	428,623	247,249	60,962	69,439	—	806,273
Depreciation	27,207	14,155	4,306	2,199	—	47,867
Total segment expenses	455,830	261,404	65,268	71,638	—	854,140
Segment pre-tax operating income	$403,904	$173,602	$101,991	$87,816	$141	$767,454

	Nine Months Ended September 30, 2025
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$754,106	$401,132	$14,066	$—	$(2,155)	$1,167,149
Pawn loan fees	407,763	180,996	15,022	—	—	603,781
Leased merchandise income	—	—	—	429,242	—	429,242
Interest and fees on retail finance products	—	—	—	231,171	—	231,171
Wholesale scrap jewelry sales	107,839	37,580	23,272	—	—	168,691
Other revenue	—	—	2,590	—	—	2,590
Total revenue	1,269,708	619,708	54,950	660,413	(2,155)	2,602,624
Cost of revenue:
Cost of retail merchandise sold	434,318	259,249	10,755	—	(1,149)	703,173
Depreciation of leased merchandise	—	—	—	243,925	(806)	243,119
Provision for lease losses	—	—	—	88,276	(251)	88,025
Provision for loan losses	—	—	—	118,468	—	118,468
Cost of wholesale scrap jewelry sold	92,009	31,770	14,700	—	—	138,479
Other cost of revenue	—	—	634	—	—	634
Total cost of revenue	526,327	291,019	26,089	450,669	(2,206)	1,291,898
Net revenue	743,381	328,689	28,861	209,744	51	1,310,726
Segment expenses:
Operating expenses	395,790	196,158	10,225	71,434	—	673,607
Depreciation	24,155	13,173	742	2,091	—	40,161
Total segment expenses	419,945	209,331	10,967	73,525	—	713,768
Segment pre-tax operating income	$323,436	$119,358	$17,894	$136,219	$51	$596,958

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited)

Pawn Operating Metrics
(dollars in thousands, except as otherwise noted)

	As of September 30, 2026
	U.S. Pawn		LatAm Pawn	U.K. Pawn	Total Pawn
Earning assets:
Pawn loans	$487,245		$205,484	$214,941	$907,670
Inventories	336,233		155,690	106,628	598,551
	$823,478		$361,174	$321,569	$1,506,221

Average outstanding pawn loan amount (in ones)	$319		$103	$905	$241

Composition of pawn collateral:
Jewelry	73%		48%	99%	72%
General merchandise	27%		52%	1%	28%
	100%		100%	100%	100%

Composition of inventories:
Jewelry	63%		52%	99%	67%
General merchandise	37%		48%	1%	33%
	100%		100%	100%	100%

Percentage of inventory aged greater than one year	2.9%	(1)	1.3%	11.6%	4.0%	(1)

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times		3.9 times	2.0 times	3.0 times

(1)    Percentage of inventory aged greater than one year is 1.6% for U.S. pawn and 3.3% for total pawn excluding certain recently acquired U.S. stores which have historically carried significantly higher levels of aged jewelry inventory.

	As of September 30, 2025
	U.S. Pawn	LatAm Pawn	U.K. Pawn	Total Pawn
Earning assets:
Pawn loans	$426,288	$173,203	$188,639	$788,130
Inventories	266,452	124,081	65,740	456,273
	$692,740	$297,284	$254,379	$1,244,403

Average outstanding pawn loan amount (in ones)	$290	$100	$768	$229

Composition of pawn collateral:
Jewelry	72%	42%	98%	72%
General merchandise	28%	58%	2%	28%
	100%	100%	100%	100%

Composition of inventories:
Jewelry	59%	40%	99%	60%
General merchandise	41%	60%	1%	40%
	100%	100%	100%	100%

Percentage of inventory aged greater than one year	1.9%	1.4%	7.9%	2.6%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	3.9 times	2.6 times	3.1 times

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited)
Retail POS Payment Operating Metrics
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Gross transaction volume:
Leased merchandise	$72,233	$104,772	$254,911	$309,594
Finance receivables (1)	140,243	144,012	423,401	435,217
Total gross transaction volume	$212,476	$248,784	$678,312	$744,811

(1)    During the third quarter of 2025, AFF began assisting certain customers in applying for a direct-to-consumer unsecured installment loan that is underwritten and fully retained by AFF’s bank partner (“OBS Loans”). OBS Loans are not reflected on the Company’s balance sheet as a finance receivable. For the three and nine months ended September 30, 2026, gross transaction volume includes $22.9 million and $50.5 million, respectively, of OBS Loans originated by AFF’s bank partner through the assistance of AFF. For both the three and nine months ended September 30, 2025, gross transaction volume includes $10.4 million of OBS Loans originated by AFF’s bank partner through the assistance of AFF.

	As of September 30,
Earning assets:	2026	2025
Leased merchandise, net:
Leased merchandise, before allowance for lease losses	$122,807	$164,215
Less allowance for lease losses	(48,046)	(64,306)
Leased merchandise, net	$74,761	$99,909

Finance receivables, net:
Finance receivables, before allowance for loan losses (1)	$222,946	$268,855
Less allowance for loan losses	(98,831)	(115,721)
Finance receivables, net	$124,115	$153,134

(1)Does not include $45.5 million and $9.7 million of outstanding OBS Loans held by AFF’s bank partner as of September 30, 2026 and 2025, respectively. Combined finance receivables, before allowance for loan losses, and OBS Loans totaled $268.4 million and $278.5 million as of September 30, 2026 and 2025, respectively.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Leased merchandise portfolio metrics:
Provision rate (1)	23.6%	26.7%	28.0%	28.5%
Average monthly net charge-off rate (2)	6.6%	6.7%	6.5%	6.2%
Delinquency rate (3)	26.5%	25.5%	26.5%	25.5%

Finance receivables portfolio metrics:
Provision rate (1)	29.1%	28.0%	29.2%	27.2%
Average monthly net charge-off rate (2)	5.1%	5.2%	4.8%	4.8%
Delinquency rate (3)	22.8%	22.4%	22.8%	22.4%

(1)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(2)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses.

(3)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

FIRSTCASH HOLDINGS, INC.
PAWN STORE LOCATIONS AND MERCHANT PARTNER LOCATIONS

Pawn Operations

As of September 30, 2026, the Company operated 3,352 pawn store locations composed of 1,215 stores in 29 U.S. states and the District of Columbia, 1,732 stores in 32 states in Mexico, 77 stores in Guatemala, 18 stores in El Salvador, 12 stores in Colombia and 298 stores in the U.K.

The following tables detail pawn store count activity:

	Three Months Ended September 30, 2026
	U.S.	LatAm	U.K.	Total
Total locations, beginning of period	1,212	1,836	295	3,343
New locations opened	2	6	2	10
Locations acquired	3	—	1	4
Consolidation of existing pawn locations (1)	(2)	(3)	—	(5)
Total locations, end of period	1,215	1,839	298	3,352

	Nine Months Ended September 30, 2026
	U.S.	LatAm	U.K.	Total
Total locations, beginning of period	1,207	1,837	286	3,330
New locations opened	3	16	11	30
Locations acquired	11	—	1	12
Consolidation of existing pawn locations (1)	(6)	(14)	—	(20)
Total locations, end of period	1,215	1,839	298	3,352

(1)Store consolidations, which include certain acquired locations that have been combined with overlapping stores, represent closings for which the Company expects to maintain a significant portion of the customer base in the consolidated location.

Retail POS Payment Solutions

As of September 30, 2026, AFF provided LTO and retail POS payment solutions for consumer goods and services through a network of approximately 17,000 active retail merchant partner locations. This compares to the active door count of approximately 15,800 locations at September 30, 2025.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted return on equity, adjusted return on assets and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP, and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

The Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses, amortization of acquired intangible assets, the CFPB litigation settlement and certain other income and expenses. The Company does not consider these items to be related to the organic operations of the Company’s businesses or its continuing operations and are generally not relevant to assessing or estimating the long-term performance of the Company. In addition, excluding these items allows for more accurate comparisons of the financial results to prior periods. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs, costs related to the consolidation of technology systems and corporate facilities and other integration costs, among others.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and are not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following tables provide a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2026	2025	2026	2025	2026	2025
	In Thousands	In Thousands	In Thousands	In Thousands	In Thousands	In Thousands
Net income, as reported	$101,152	$82,807	$302,321	$226,203	$406,493	$309,750
Adjustments, net of tax:
Merger and acquisition expenses	2,837	8,513	8,254	11,001	9,524	11,032
Amortization of acquired intangible assets	11,423	10,613	34,531	29,129	46,457	38,701
CFPB litigation settlement	—	—	—	9,390	—	9,390
Other expense (income), net	769	(1,300)	237	(2,691)	(21)	(427)
Adjusted net income	$116,181	$100,633	$345,343	$273,032	$462,453	$368,446

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	Per Share	Per Share	Per Share	Per Share
Diluted earnings per share, as reported	$2.33	$1.86	$6.89	$5.07
Adjustments, net of tax:
Merger and acquisition expenses	0.07	0.19	0.19	0.25
Amortization of acquired intangible assets	0.26	0.24	0.79	0.65
CFPB litigation settlement	—	—	—	0.21
Other expense (income), net	0.02	(0.03)	—	(0.06)
Adjusted diluted earnings per share	$2.68	$2.26	$7.87	$6.12

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2026	2025	2026	2025	2026	2025
Net income	$101,152	$82,807	$302,321	$226,203	$406,493	$309,750
Income taxes	37,515	29,672	108,476	78,572	147,092	104,558
Depreciation and amortization	32,283	29,034	96,239	80,400	127,645	106,834
Interest expense	37,678	32,216	107,908	86,024	143,177	113,221
Interest income	(434)	(908)	(1,078)	(2,664)	(1,349)	(3,192)
EBITDA	208,194	172,821	613,866	468,535	823,058	631,171
Adjustments:
Merger and acquisition expenses	3,760	9,472	10,983	12,711	12,641	12,753
CFPB litigation settlement	—	—	—	11,000	—	11,000
Other expense (income), net	1,054	(1,739)	221	(3,683)	(803)	(676)
Adjusted EBITDA	$213,008	$180,554	$625,070	$488,563	$834,896	$654,248

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2026	2025	2026	2025	2026	2025
Cash flow from operating activities	$141,988	$135,803	$472,393	$379,297	$679,038	$577,446
Cash flow from certain investing activities:
Pawn loans made	(666,476)	(523,115)	(1,995,764)	(1,416,821)	(2,673,171)	(1,851,035)
Pawn loans repaid	366,958	269,868	1,143,076	800,966	1,539,148	1,055,542
Recovery of pawn loan principal through sale of forfeited collateral	306,785	185,106	711,909	517,122	954,120	694,484
Investments in finance receivables	(87,180)	(103,343)	(283,490)	(338,295)	(385,771)	(473,397)
Proceeds from finance receivables	82,491	84,164	264,339	263,139	343,472	345,113
Purchases of furniture, fixtures, equipment and improvements	(18,090)	(11,553)	(55,954)	(37,419)	(73,441)	(49,632)
Free cash flow	126,476	36,930	256,509	167,989	383,395	298,521
Merger and acquisition expenses paid, net of tax benefit	2,837	8,513	8,254	11,001	9,524	11,032
Adjusted free cash flow	$129,313	$45,443	$264,763	$178,990	$392,919	$309,553

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Adjusted Return on Equity and Adjusted Return on Assets

Management believes the presentation of adjusted return on equity and adjusted return on assets provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance.

Adjusted return on equity and adjusted return on assets for the trailing twelve months ended September 30, 2026 are calculated as follows (dollars in thousands):

Trailing Twelve
Months Ended
September 30, 2026
Adjusted net income (1)	$462,453

Average stockholders’ equity (average of five most recent quarter-end balances)	$2,273,922
Adjusted return on equity (trailing twelve months adjusted net income divided by average equity)	20%

Average total assets (average of five most recent quarter-end balances)	$5,377,829
Adjusted return on assets (trailing twelve months adjusted net income divided by average total assets)	9%

(1)See detail of adjustments to net income in the “Adjusted Net Income and Adjusted Diluted Earnings Per Share” section above.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar, however, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America and the U.K., which are transacted in local currencies in Mexico, Guatemala, Colombia and the U.K. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America and the U.K., consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Latin America Pawn Segment Constant Currency Results

The following table presents operating results for the Latin America pawn segment using the exchange rate from the prior-year comparable periods (in thousands):

	Three Months Ended September 30, 2026			Nine Months Ended September 30, 2026
		Currency	Constant		Currency	Constant
	U.S.	Exchange	Currency	U.S.	Exchange	Currency
	Dollar	Rate	Basis	Dollar	Rate	Basis
	Basis	Fluctuations	(Non-GAAP)	Basis	Fluctuations	(Non-GAAP)
Revenue:
Retail merchandise sales	$179,935	$(12,846)	$167,089	$514,092	$(53,251)	$460,841
Pawn loan fees	83,103	(5,953)	77,150	239,321	(24,859)	214,462
Wholesale scrap jewelry sales	47,668	—	47,668	106,454	—	106,454
Total revenue	310,706	(18,799)	291,907	859,867	(78,110)	781,757

Cost of revenue:
Cost of retail merchandise sold	117,341	(8,346)	108,995	335,170	(34,561)	300,609
Cost of wholesale scrap jewelry sold	39,884	(2,914)	36,970	89,691	(9,535)	80,156
Total cost of revenue	157,225	(11,260)	145,965	424,861	(44,096)	380,765

Net revenue	153,481	(7,539)	145,942	435,006	(34,014)	400,992

Segment expenses:
Operating expenses	84,341	(5,893)	78,448	247,249	(24,963)	222,286
Depreciation	4,568	(315)	4,253	14,155	(1,395)	12,760
Total segment expenses	88,909	(6,208)	82,701	261,404	(26,358)	235,046

Segment pre-tax operating income	$64,572	$(1,331)	$63,241	$173,602	$(7,656)	$165,946

The following table presents earning assets for the Latin America pawn segment using the exchange rate from the prior-year comparable period (in thousands):

	As of September 30, 2026
		Currency	Constant
	U.S.	Exchange	Currency
	Dollar	Rate	Basis
	Basis	Fluctuations	(Non-GAAP)
Earning assets:
Pawn loans	$205,484	$(5,852)	$199,632
Inventories	155,690	(4,433)	151,257
	$361,174	$(10,285)	$350,889

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

U.K. Pawn Segment Constant Currency Results

The following table presents earning assets for the U.K. pawn segment using the exchange rate from the prior-year comparable period (in thousands):

	As of September 30, 2026
		Currency	Constant
	U.S.	Exchange	Currency
	Dollar	Rate	Basis
	Basis	Fluctuations	(Non-GAAP)
Earning assets:
Pawn loans	$214,941	$2,865	$217,806
Inventories	106,628	1,421	108,049
	$321,569	$4,286	$325,855

Exchange Rates for the Mexican Peso, Guatemalan Quetzal, Colombian Peso and British Pound Sterling

	September 30,		Favorable /
	2026	2025	(Unfavorable)
U.S. dollar / Mexican peso exchange rate:
End-of-period	17.8	18.4	3%
Three months ended	17.2	18.6	8%
Nine months ended	17.4	19.5	11%

U.S. dollar / Guatemalan quetzal exchange rate:
End-of-period	7.6	7.7	1%
Three months ended	7.6	7.7	1%
Nine months ended	7.6	7.7	1%

U.S. dollar / Colombian peso exchange rate:
End-of-period	3,341	3,901	14%
Three months ended	3,193	4,003	20%
Nine months ended	3,501	4,131	15%

British pound sterling / U.S. dollar exchange rate:
End-of-period	1.33	1.35	(1)%
Three months ended	1.34	1.35	(1)%
Nine months ended	1.34	1.31	2%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com